CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement of First Washington Realty Trust, Inc. (the "Company") on Form S-3, of our report dated January 31, 1998, except for Note 16, as to which the date is March 26, 1998, on our audits of the consolidated financial statements and financial statement schedules of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Company's 1997 Form 10-K. We also consent to the reference to our firm under the caption "Experts".

                            COOPERS & LYBRAND L.L.P.

Washington, D.C.
April 28, 1998


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